December 17, 2007

Hill International, Inc.
303 Lippincott Centre
Marlton, New Jersey 08053

Dear Sirs:

We are acting as counsel to Hill International, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933, as amended (the "Act"), of the proposed sale by certain shareholders (the "Selling Stockholders") of up to 1,320,000 issued and outstanding shares (the "Shares") of the Company's common stock, $0.0001 par value ("Common Stock"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission on the date hereof.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (1) the Registration Statement; (2) the Company's Amended and Restated Certificate of Incorporation and Bylaws, as in effect on the date hereof; (3) a specimen certificate representing shares of Common Stock; and (4) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

Our opinion below, insofar as it relates to the Selling Stockholders’ shares being fully paid, is based on representation letters from the Selling Stockholders confirming the payment to the Company of the consideration called for by the applicable corporate action authorizing the issuance of the Shares.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

The foregoing opinion is based on and limited to the law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

This opinion has been prepared by us solely for its use in connection with the filing of the Registration Statement and should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to any governmental agency or other person or entity without the prior written consent of this firm.

Hill International, Inc.
December 17, 2007

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus filed as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ McCarter & English, LLP
McCarter & English, LLP